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                                                                     EXHIBIT 4.2


                                   @PLAN. INC

                  AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

         This AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the 6th day of January, 1998, by and among @PLAN. Inc, a Tennessee corporation (the "Company") and the other persons who are signatories hereto.

                                    RECITALS:

         Each of the Southern Venture Fund II, L.P. ("SVFII"), Richland Ventures, L.P. ("Richland"), Mark K. Wright, Gary R. Haynes, Roger J. Thomson, Janice Wendell, Susan Russo and Karl Spangenberg (collectively the "Series A and B Preferred Holders"), currently own shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Mark K. Wright ("Wright") and Gary R. Haynes ("Haynes") are the founders of the Company and each own 250,000 shares of the Company's Common Stock, which constitutes all of the Company's outstanding Common Stock. Wright and Haynes are sometimes referred to herein individually as a "Founder" and collectively as the "Founders."

         Pursuant to that certain Securities Purchase Agreement, dated the date hereof (the "Purchase Agreement"), by and between the Company and SVFII, Richland Ventures II, L.P., Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund, L.P., Roger J. Thomson, Gary R. Haynes, Janice W. Wendell, Mark K. Wright, and Karl Spangenberg (sometimes collectively referred to as the "Series C Preferred Holders"), the Series C Preferred Holders will purchase shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock"). Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. are sometimes collectively referred to herein as "Blue Chip". Richland Ventures, L.P. and Richland Ventures II, L.P. are sometimes collectively referred to as "Richland". The Series A Preferred Holders, Series B Preferred Holders, and Series C Preferred Holders are sometimes referred to herein individually as a "Preferred Holder" and collectively as the "Preferred Holders"; and the Series A Preferred Stock, Series B Preferred Stock, and
Series C Preferred Stock are sometimes collectively referred to herein as the "Preferred Stock". The Founders, the Series A and B Preferred Holders, and the Series C Preferred Holders are sometimes referred to herein as the "Shareholders".

         WHEREAS, the Company, Series A and B Preferred Holders, and Founders entered into that certain Shareholders' Agreement, dated July 24, 1996 (the "Shareholders' Agreement"); and

         WHEREAS, the Company, Series A and B Preferred Holders, Founders, and Series C Preferred Holders desire (i) to amend and restate the Shareholders' Agreement to provide that the Series C Preferred Holders shall become a party to the Shareholders' Agreement and (ii) to amend the Shareholders' Agreement in other material respects; and






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         WHEREAS, it is a condition to the obligations of the Series C Preferred
Holders to purchase shares of the Series C Preferred Stock under the Purchase Agreement that this Agreement be executed by the parties hereto.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the undersigned parties hereto agree as follows:

1. Covenants of the Company. The Company covenants and agrees with the Preferred Holders (or such specific holder as may be identified in a specific covenant) and the Founders as follows:

         1.1 Financial Statements; Periodic Reports. Until such time as the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will furnish the following:

                  (a) To each Preferred Holder, within 30 days after the end of each calendar month, unaudited statements of income and cash flows of the Company for such month and for the period from the beginning of the current fiscal year to the end of such month, and a balance sheet of the Company as at the end of such month, each on a consolidated and consolidating basis, prepared in accordance with generally accepted accounting principles (except for the omission of footnotes) and setting forth in comparative form, figures for and the end of the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments and accruals; and

                  (b) To each Preferred Holder, within 90 days after the end of each fiscal year, statements of income, cash flows and shareholders' equity of the Company for such year, and a balance sheet of the Company as at the end of such year, each on a consolidated and consolidating basis, prepared in accordance with generally accepted accounting principles and setting forth in comparative form, corresponding financial information for the preceding fiscal year and accompanied by the report of independent certified public accountants of recognized standing selected by the Company;

                  (c) To SVFII, Richland, and Blue Chip within 30 days after the end of each calendar month, the Portfolio Company Monthly Report substantially in the form of Schedule 1.1(c) attached hereto;

                  (d) To SVFII, Richland, and Blue Chip within 30 days after any issuance or transfer of shares of the Company's capital stock, a schedule of the holders of all shares of the Company's capital stock; and

                  (e) Such information as is reasonably requested by SVFII, Richland, or Blue Chip that the Company can provide without unreasonable effort or expense.

Representatives of the Preferred Holders shall have the right to inspect the books and records of the Company at any reasonable time during normal business hours.






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         1.2 Availability of Rule 144 and Rule 144A.

                  (a) At such time as the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, it will file with the Securities and Exchange Commission (the "Commission") all reports required to be filed by it pursuant to Section 13 or Section 15(d) of the Exchange Act and applicable rules and regulations thereunder, and shall maintain full compliance with the current public information requirements of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (or any similar successor to such rule) by filing with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time thereafter.

                  (b) So long as a Preferred Holder owns any Restricted Securities, the Company shall furnish to each Preferred Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Preferred Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such securities without registration.

                  (c) Until the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company shall provide, at a minimum, to the Shareholder and any prospective purchaser of any stock in the Company owned by any Shareholder, upon their request, such reasonably current information as is required by paragraph (d) (4) of Commission Rule 144A, as amended, for resales of certain restricted securities to qualified institutional investors.

         1.3 Board Representation.

                  (a) The number of directors which constitutes the whole Board of Directors is six (6). At the date hereof, the Company's Board of Directors will be comprised of six (6) directors, four (4) of whom shall be designated by the Preferred Holders (the "Preferred Directors") and one (1) shall be Wright and one (1) shall be a person designated by Wright. The Preferred Directors initially shall be Donald M. Johnston, W. Patrick Ortale, III, John H. Wyant, and Cal Martin. Meetings of the Board of Directors shall be held not less frequently than quarterly.

                  (b) The Company agrees that the Board of Directors shall not consist of more than six (6) members unless such number of directors is consented to by the holders of two-thirds (2/3) in interest of the Series A, Series B, and Series C Preferred Stock, voting together as a single class. The Company shall reimburse the Preferred Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, in addition to the payment of directors' fees, if any, paid to other directors.

                  (c) SVFII, Richland, and Blue Chip shall each nominate one (1) nominee to serve as a candidate for election as a Preferred Director (respectively, the "SVFII Director," the "Richland Director," and the "Blue Chip Director"). The fourth Preferred Director shall be selected





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by the holders of the Preferred Stock acting as a group. The selection of a nominee as a Preferred Director candidate shall be made upon the written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of Preferred Stock.

         1.4 Right to Participate in Future Financings.

                  (a) The Company hereby grants to each Preferred Holder and Founder the right of first refusal to purchase its pro rata share of any New Securities (as hereinafter defined) which the Company may, from time to time, propose to sell and issue. A pro rata share, for purposes of this right of first refusal, is the ratio that the sum of the number of shares of Common Stock and the number of shares of Common Stock issuable upon conversion of any shares of Preferred Stock then held by such Preferred Holder or Founder bears to the sum of the total number of shares of Common Stock and the total number of shares of Common Stock issuable upon conversion of all shares of preferred stock then outstanding and held by all stockholders of the Company.

                  (b) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and preferred stock, whether now authorized or not, and rights, options or warrants to purchase shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Series A, Series B and Series C Preferred Stock or the Common Stock issuable upon conversion of such stock; (ii) securities issued in the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company or its stockholders own not less than fifty-one percent (51%) of the voting power of the surviving or successor corporation, (iii) shares of Common Stock or related options exercisable for capital stock of the Company issued to employees, officers and directors of, and consultants to, the Company, pursuant to the 1996 Option Plan, (iv) stock issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that the rights of first refusal established by this Section apply with respect to the initial sale or grant by the Company of such rights or agreements, (v) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, (vi) the IPO Warrants (as defined in Section 1.9), and (vii) shares issued in the Company's Initial Public Offering.

                  (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Holder and Founder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Preferred Holder and Founder shall have thirty (30) days from the date of receipt of any such notice (i) to agree, by giving written notice to the Company, to purchase up to such Shareholder's respective pro rata share of such New Securities for the price and upon the terms specified in the notice and (ii) to indicate whether such Shareholder would be willing to purchase additional New Securities not purchased by any of the other Preferred Holders or Founders pursuant to its right of first refusal ("Additional New Securities"), stating in such notice the quantity of New Securities to be purchased and such Additional New Securities which such Shareholder would be willing to purchase pursuant to clause (ii) hereof. If more than one Shareholder notifies the Company of its willingness to purchase Additional New Securities, the Company shall allocate any New Securities not elected to be purchased by any Shareholder or Holder proportionately among





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such notifying Shareholders, on the basis of the amount of Additional New
Securities which all such Shareholders are willing to purchase.

                  (d) In the event a Preferred Holder or Founder fails to exercise such right of first refusal within said thirty (30) day period, the Company shall first advise each other Preferred Holder or Founder which has notified the Company of its willingness to purchase Additional New Securities of the number of such Additional New Securities allocated to it, and thereafter, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Preferred Holders at the price and upon terms no more favorable to the purchaser of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of such agreement), the Company shall not thereafter issue or sell any of such New Securities without first offering such securities to the New Investors in the manner provided above.

         1.5 Annual Plan. The Company shall cause to be prepared for each fiscal year an annual budget, including financial projections, which budget shall be submitted to the Board of Directors no later than sixty (60) days prior to the end of the preceding fiscal year and which shall be approved by a majority of the Board of Directors (including at least two (2) of the Preferred Directors) no later than thirty (30) days before the end of such fiscal year. After approval, the budget may only be amended or modified in any material manner with the consent of at least two (2) of the Preferred Directors, subject to such other approvals as may be required by the rights and preferences of the Company's Preferred Stock.

         1.6 Accounts and Records. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         1.7 Proprietary Information and Inventions Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.

         1.8 "Key Man" Life Insurance. The Company shall use its best efforts to obtain and maintain until the Company's Initial Public Offering "key man" life insurance covering the life of Mark Wright in the principal amount of $1,000,000, with the benefits from such policy payable to the Company, provided, however, that the Company shall not be obligated to maintain such insurance upon the delivery to the Company of the written consent of the Preferred Directors that such insurance may be terminated. The Company will not change the insurer of such coverage without the prior written consent of the Preferred Directors.

         1.9 Initial Public Offering Warrants. Simultaneously with the closing of the Company's Initial Public Offering (as defined in Section 2.1(a)), the Company will grant to the Founders and the





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Preferred Holders warrants (the "IPO Warrants") to purchase the number of shares of Common Stock which equals 8% of the number of shares sold to the public by the Company in the Initial Public Offering, (including any shares sold pursuant to an underwriters' over-allotment option), at an exercise price per share equal to the initial price to public. The IPO Warrants shall be exercisable, in whole or in part, for seven (7) years, shall contain anti-dilution adjustment rights for stock splits, stock dividends and other events or distributions affecting the Common Stock generally, and shall be in form reasonably satisfactory to SVFII, Richland, and Blue Chip. The shares of Common Stock issuable upon exercise of the IPO Warrants held by the Preferred Holders shall be entitled to the registration rights provided in Section 2 hereof. Of the IPO Warrants, 12.5% shall be granted to each of the Founders and 75% shall be granted to the Holders of the Preferred Stock, in proportion to the number of shares of Preferred Stock initially purchased by them.

         1.10 Survival of Covenants of the Company. The obligations of the Company set forth in Sections 1.1 through 1.9 above are continuing covenants of the Company and shall survive until terminated as provided in such provisions.

2. Registration Rights.

         2.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Initial Public Offering" shall mean the closing of an initial public offering of the Company's equity securities for gross proceeds of at least $12 million to the Company (excluding any proceeds from the exercise of an underwriter's over-allotment option) at a price of at least $6.00 per share (subject to adjustments for stock-splits and recapitalizations subsequent to the date hereof).

                  (b) "Initiating Holders" shall mean holders of shares of Preferred Stock who in the aggregate hold not less than fifty-one percent (51%) of the outstanding shares of the Preferred Stock (or the Common Stock received upon conversion of such Preferred Stock), as the case may be and who exercise rights to request registration under Section 2.2.

                  (c) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement and such other action as might be required with respect to registration, qualification or compliance under applicable state securities laws.

                  (d) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and fees and reasonable disbursements of one counsel for the Preferred Holders as selling stockholders, but shall not include Selling Expenses, and the compensation of regular employees of the Company, which shall be paid in any event by the Company.







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                  (e) "Registrable Securities" shall mean (i) shares of Common
Stock issued or issuable pursuant to the conversion of the Series A, Series B and Series C Preferred Stock, (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Series A, Series B, and Series C Preferred Stock, (iii) shares of Common Stock issued or issuable with respect to any New Securities acquired by a Preferred Holder pursuant to the provisions of Section 1.4 above, and (iv) shares of Common Stock issued upon exercise of the IPO Warrants; provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public, or which have been sold in a private transaction in which the transferor's rights under this Agreement were not assigned.

                  (f) "Rule 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                  (g) "Rule 145" shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                  (h) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any stockholder (other than the fees and disbursements of counsel for the Preferred Holders included in Registration Expenses).

                  (i) "Underwriter's Cutback" shall mean a reduction in the number of shares to be included in any underwritten offering as the result of receipt of written notice from the representative of the underwriters to the effect that marketing factors require a limitation on the number of shares to be underwritten.

         2.2 Requested Registration.

                  (a) Request for Registration. If the Company shall receive from Initiating Holders at any time or times (but in no event earlier than six
(6) months after the Company's initial public offering of the Common Stock, a written request that the Company effect any registration with respect to Registrable Securities, in an offering to be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company, which consent will not be unreasonably withheld) in which the reasonably anticipated aggregate offering price to the public exceeds $7.5 million, the Company will:

                           (i) promptly give written notice of the proposed
registration to all other Preferred Holders; and

                           (ii) as soon as practicable, use its best efforts to
effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such





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Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Preferred Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

Notwithstanding the foregoing, the Company shall only be required to effect, pursuant to this Section 2.2., one (1) registration of Registrable Securities of holders of the Preferred Stock.

                  (b) Proviso. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.2:

                           (i) in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                           (ii) During the period starting with the date sixty
(60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                           (iii) If the Initiating Holders propose to dispose of
shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.5 hereof.

                  (c) Deferral of Registration. The Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to the Preferred Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing (except as provided in subsection (b)(ii) above) for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

                  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of the Sections 2.2(b) and
2.12 hereof, include other securities of the Company, with respect to which registration rights have been granted, and may include securities of the Company being sold for the account of the Company, provided that all the Registrable Shares for




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which the Initiating Holders have requested registration shall be covered by such registration statement before any other securities are included.

                  (d) Underwriting. The right of any Preferred Holders joining in a request for registration as provided in Subsection (a)(ii) above to registration pursuant to this Section 2.2 shall be conditioned upon such Preferred Holder's participation in such underwriting and the inclusion of such Preferred Holder's Registrable Securities in the underwriting on the same terms as those of the Initiating Holders (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion). A Preferred Holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

                  (e) Procedures. In any registration pursuant to Section 2.2, if the Company shall request inclusion of securities to be sold for its own account, or if other persons entitled to incidental registrations shall request inclusion in such registration pursuant to Section 2.2, the Initiating Holders shall, on behalf of all Preferred Holders, offer to include such securities in the underwriting and may condition such offer on the acceptance by the Company or such other persons of the further applicable provisions of this Section (including Section 2.11). The Company shall (together with all Preferred Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company. Notwithstanding any other provision of this Section, if the representative of the underwriters advises the Initiating Holders of the need for an Underwriter's Cutback, the number of shares to be included in the underwriting or registration shall be allocated as set forth in
Section 2.12 hereof. If a person who has requested inclusion in such registration as provided in this Subsection (e) does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders, and the securities owned by such person(s) shall be withdrawn from registration (the "Withdrawn Securities"). If there are any Withdrawn Securities and if there was an Underwriter's Cutback, then the Company shall offer to all holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of Withdrawn Securities that would have been included in the registration after giving effect to the Underwriter's Cutback had such securities not been withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 2.12.

         2.3 Company Registration.

                  (a) Notice and Procedures. If the Company shall determine to register any of its Common Stock either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 2.2 or 2.5 hereof), other than a registration relating solely to employee benefit plans (as defined under Rule 405 of the Securities Act), or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

                           (i) promptly give to each Preferred Holder written
notice thereof; and







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                           (ii) use its best efforts to include in such
registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Preferred Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Preferred Holder's Registrable Securities.

Notwithstanding the foregoing, the Company shall not be required to register stock of the Preferred Holders more than three (3) times in the aggregate pursuant to this Section 2.3.

                  (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Preferred Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event, the right of any Preferred Holders to registration pursuant to this Section shall be conditioned upon such Preferred Holder's participation in such underwriting and the inclusion of such Preferred Holder's Registrable Securities in the underwriting to the extent provided herein. All Preferred Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

                  Notwithstanding any other provision of this Section, if the representative of the underwriters advises the Company of the need for an Underwriter's Cutback, the representative may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting; provided, however, that Registrable Securities shall be included in any over-allotment option granted to the underwriters before inclusion of any shares from the Company. The Company shall advise all holders of securities requesting registration of the Underwriter's Cutback, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section
2.12. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter and any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration (the "Withdrawn Securities").

                  If there are Withdrawn Securities and if there was an Underwriter's Cutback, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares of Withdrawn Securities that would have been included in the registration after giving effect to the Underwriter's Cutback had such securities not been withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 2.12 hereof.

         2.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2, 2.3 and 2.5 hereof, shall be borne by the Company; provided, however, that a Preferred Holder shall bear the Registration Expenses for





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any registration proceeding begun pursuant to Section 2.2 and subsequently withdrawn by that Preferred Holder registering shares therein, unless such withdrawal is based upon (a) material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Preferred Holders requesting registration at the time of their request for registration under Section 2.2, or (b) material adverse changes in the financial markets which result in a decline in the public market price for the Company's Common Stock of at least twenty percent (20%) from the date such registration proceeding is begun to the date of such withdrawal. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

         2.5 Registration on Form S-3.

                  (a) After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section, the Preferred Holders shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Preferred Holder or Holders, provided, however, that the Company shall not be obligated to effect any such registration if (i) the Preferred Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other shares of Common Stock (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000, or (ii) in the event that the Company shall furnish the certification described in paragraph 2.2(b)(ii) or 2.2(c) (but subject to the limitations set forth therein), or
(iii) the Company will be required to obtain an audit (other than for its normal year-end audit) for such registration to become effective. The Company shall only be required to effect two (2) registrations of Registrable Securities pursuant to this Section 2.5 in each calendar year, provided, however, that if the offering is to be effected on a continuous or delayed basis pursuant to Rule 415, or any successor rule, and the registration statement is kept effective for a period in excess of 120-days, then the Company shall not be required to effect another registration in that calendar year.

                  (b) If a request complying with the requirements of Section
2.5 hereof is delivered to the Company, the provisions of Sections 2.2(a)(i) and
(ii) and Section 2.2(b) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 2.2(c) and 2.2 (d) hereof shall also apply to such registration.

         2.6 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Preferred Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

                  (a) Keep such registration effective for a period of ninety
(90) days or until the Preferred Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 90-day period shall be extended for a period of time equal to the period the Preferred Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to
Section 13 or 15(d) of the Exchange Act in the registration statement;

                  (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                  (c) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Preferred Holder from time to time may reasonably request;

                  (d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

                  (e) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                  (f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                  (g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration

Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

                  (h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.2 hereof, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

         2.7 Indemnification.

                  (a) The Company will indemnify each Preferred Holder, each of its officers, directors and partners, and each person controlling such Preferred Holder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus (including any related registration statement, notification, or the like) incident to any registration under this Section 2, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse each such Preferred Holder, each of its officers, directors, partners, and each person controlling such Preferred Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Preferred Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

                  (b) Each Preferred Holder will, if Registrable Securities held by it are included in the securities as to which such registration is being effected under this Section 2, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Preferred Holder and each of their officers, directors, and partners, and each person controlling such other Preferred Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such other Preferred Holder, directors, officers, partners, underwriters, or control person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus, in reliance upon and in conformity with written information furnished to the Company by such Preferred Holder holding the Registrable Securities, and stated to be specifically for use therein; provided, however, that the obligations of such Preferred Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof (if such settlement is effected without the consent of such Preferred Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section exceed the gross proceeds from the offering received by such Preferred Holder.

                  (c) Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party or parties required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                  (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         2.8 Information by Holder. Each holder of Registrable Securities shall furnish to the Company in writing such information regarding such Preferred Holder and the distribution proposed by such Preferred Holder as the Company or underwriters may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section.

         2.9 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of two-thirds (2/3) in interest of the Series A, Series B, and Series C Preferred Stock, voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights (other than rights to registration on Form S-8) the terms of which are on a parity with or more favorable than the registration rights granted to the Preferred Holders hereunder.

         2.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Preferred Holder by the Company under this Section may not be transferred or assigned by a Preferred Holder except that any Preferred Holder which is an investment fund may transfer or assign such rights upon the distribution to its investors of Registrable Securities then held by such Preferred Holder, provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Preferred Holder under this Section, and except that a Preferred Holder may transfer or assign such rights to another Preferred Holder without regard to the number of shares of Registrable Securities assigned or transferred. No transferee or assignee of rights transferred or assigned hereunder may further transfer or assign such rights.

         2.11 "Market Stand-Off" Agreement. If requested in writing by the Company and an underwriter of Common Stock (or other securities) of the Company, a Shareholder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Shareholder (other than those included in the registration) during a period not to exceed one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

                  (a) such agreement shall only apply to the first such registration statement of the Company, including securities to be sold on its behalf to the public in an underwritten offering; and

                  (b) all Preferred Holders, Founders and officers and directors of the Company enter into similar agreements.

         The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans (as defined in Rule 405 under the Securities Act) on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a

Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day or shorter period.

         2.12 Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other shares Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Preferred Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Preferred Holders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Preferred Holders and other selling stockholders, assuming conversion. If any Preferred Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to this procedure, the remaining portion of his allocation shall be reallocated among those requesting Preferred Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Preferred Holders and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Preferred Holders and other selling stockholders have been so allocated. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include in that registration shares of stock issued to employees, officers, directors, or consultants pursuant to the Company's Stock Option Plan, or with respect to registrations under Section 2.5 hereof, in order to include in such registration securities registered for the Company's own account.

         2.13 Delay of Registration. No Preferred Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

         2.14 Termination of Registration Rights. The right of any Preferred Holder to request registration or inclusion in any registration pursuant to this
Section 2 shall terminate on such date after the Company's Initial Public Offering as all shares of Registrable Securities held or entitled to be held upon conversion by such Preferred Holder may immediately be sold under Rule 144 during any 90-day period.

3. Covenants of Certain Shareholders.

         3.1 Co-Sale Rights. In order to induce the Preferred Holders to purchase the Preferred Stock and for the Preferred Holders to enter into this Agreement, each Founder covenants and agrees with the Preferred Holders as follows:

                  (a) Until the Company's Initial Public Offering, all shares of capital stock and other securities (including, without limitation, Common Stock, preferred stock, and other equity securities of the Company, including warrants, rights, and options and securities convertible into any of the foregoing) owned beneficially by such Founder, directly or indirectly, shall be subject to the terms and conditions of this Section. All certificates representing the securities subject to this Section (the "Co-Sale Securities") shall bear an appropriate legend setting forth notice of this Agreement.

                  (b) a Founder (as such, a "Selling Founder"), may sell or otherwise dispose of any of the Co-Sale Securities only after notifying each of the Preferred Holders in writing of such intended sale or disposition (a "sale") at least fifteen (15) days prior to the date thereof, which notice shall identify the prospective purchaser (the "Co-Sale Purchaser") and shall state the full terms, including, without limitation, the consideration to be paid, and other terms and conditions of payment, the date on or about which the sale is to be made, the number or amount of the Co-Sale Securities to be sold or disposed of, and such other information as may be relevant to the transaction.

                  (c) Within fifteen (15) days after the date of such notice provided in paragraph (b) of this Section:

                           (i) each of the Preferred Holders may notify the
Selling Founder that such Holder will sell to either the Co-Sale Purchaser, or to the Selling Founder, such Preferred Holder's pro rata portion (as defined below), of the Eligible Shares (as defined below) on the same terms as the Selling Founder sets forth in his notice to the Preferred Holders. Upon receipt of such a notice from the Preferred Holder(s), (A) the Selling Founder shall assign (if such agreement of sale is assignable) to the Preferred Holders so much of his interest in the agreement of sale as the Preferred Holders shall be entitled to and shall request hereunder (such assignment shall be in form and substance reasonably satisfactory to each Preferred Holder), or (B) at the Selling Founder's option and demand, the Selling Founder shall buy, under the same terms and conditions as set forth in the notice from the Selling Founder under paragraph (b) above, all or any part of the Eligible Shares which the Preferred Holders would have been authorized to sell under the preceding provisions of this subparagraph (i); provided, however, that the Selling Founder shall not be required to purchase any Eligible Shares from the Preferred Holders if his proposed sale fails to be consummated without fault on his part. A Preferred Holder's "pro rata portion" is the percentage obtained by dividing the number of shares of the Company's Common Stock owned by such Preferred Holder or which such Preferred Holder has the right to acquire, by the number of such shares owned by all Preferred Holders. "Eligible Shares" means the number of shares to be sold by the Selling Founder as set forth in his notice multiplied by a fraction the numerator of which is the number of shares of Common Stock owned by the Preferred Holders or which the Preferred Holders have the right to acquire upon conversion of the Preferred Stock, and the denominator of which is the sum of (X) such number of shares constituting the numerator and (Y) the number of shares of Common Stock owned by the Selling Founder or which the Selling Founder has the right to acquire. For example, if in a transaction to which these co-sale rights apply (i) the Selling Founder proposes to sell 50,000 shares of Common Stock and owns a total of 100,000 shares of Common Stock, (ii) all Preferred Holders own an aggregate of 25,000 shares of Common Stock or rights to acquire Common Stock and (iii) a Preferred Holder owns 2,500 shares of Common Stock; then there would be 10,000 Eligible Shares and the Preferred Holder would be entitled to sell 1,000 shares; or

                           (ii) a Preferred Holder may notify the Selling
Founder that the Preferred Holder desires to purchase from the Selling Founder all of the shares of the Selling Founder's stock which the Selling Founder intends to sell on the same terms and conditions as those set forth in the Selling Founder's notice of sale; provided that if more than one Preferred Holder gives such notice, each such Preferred Holder shall purchase its proportionate share of the shares to be sold by the Selling Founder, determined by dividing the number of shares of the Company's Common Stock owned by the Preferred Holder or which such Preferred Holders have the right to acquire, by the total number of shares of the Company's Common Stock owned by all Preferred Holders giving such notice or which such Preferred Holder has the right to acquire; or

                           (iii) if none of the Preferred Holders send notice to
the Selling Founder pursuant to subparagraph (i) or (ii) above, then the Selling Founder may, for a period of ninety (90) days following the expiration of the fifteen (15) day response period provided in this subsection (c), sell to the Co-Sale Purchaser, that number of shares, at the price and on the same terms and conditions, as those described in the notice sent to the Preferred Holders under subsection (b).

                           If any material or economic terms of the initial
proposed sale are modified, the Selling Founder shall follow the same procedures with respect to the modified proposal as are provided above with respect to the original proposed sale.

                           Any notice given by the Preferred Holders pursuant to
subparagraph (i) or (ii) above shall, when taken together with the notice given by the Selling Founder to the Preferred Holders, constitute a binding legal agreement on the terms and conditions therein set forth, it being understood that any modification or amendment by the Preferred Holders of the terms and conditions set forth in said notice given by the Selling Founder other than as provided herein shall be of no force and effect unless consented to in writing by the Selling Founder.

                           The Selling Shareholder shall be entitled to rely
conclusively upon any notice received, or the failure to receive any notice, from the Preferred Holders pursuant to subparagraph (i) or (ii) above with respect to his rights and obligations under this Section. Each Preferred Holder's rights under this Section are several, and if a Preferred Holder elects not to sell shares pursuant to this Section, the Selling Founder may proceed to sell such shares without being required to offer the right to sell that Preferred Holder's pro rata share to other Preferred Holders.

                           The closing date of the purchase and sale of any
securities under subparagraph (i) or (ii) above shall be either (A) simultaneously with the closing of the sale of the Co-Sale Securities by the Selling Founder to the Co-Sale Purchaser or (B) the date agreed upon between the Selling Founder and the Co-Sale Purchaser as the anticipated closing date for sale of such Co-Sale Securities as set forth in the notice by the Selling Founder under paragraph (b).

                           (iv) Notwithstanding anything to the contrary in the
foregoing provisions, (X) Preferred Holders shall have no right of co-sale pursuant to this Section if a Founder sells equity securities as a part of an underwritten public offering by the Company in which the Preferred Holders are entitled to include shares pursuant to Section 2 hereof; (Y) transfers of equity securities of the Company by a Founder shall not be subject to this Section if such transfers are made to donees or "affiliates" (as such term is defined in Rule 405 under the Securities Act) or members of his "immediate family" (as such term is defined in Rule 16a-1 under the Exchange Act) and which transferee agrees in writing to comply with this Section as to the transfer of such securities, or if such transfers are made pursuant to a bona fide pledge of securities to a financial institution; and (Z) exercise of options or conversion rights, if any, held by a Founder shall not be a transaction to which this Section applies; provided that the provisions of this Section 3.1 shall terminate with respect to a particular Founder at such time that all equity securities then owned, or which such Founder has the right to acquire, or which are otherwise subject to this Section 3.1, do not exceed 2% of the Company's Common Stock then outstanding, on a fully diluted basis.

         3.2 Voting Agreements.

                  (a) Until the Company's Initial Public Offering, the Founders and the Preferred Holders shall vote all voting securities of the Company beneficially owned by them for the election to the Company's Board of Directors pursuant to Section 1.3 hereof, of (i) Mark Wright, (ii) a person designated by Mark Wright, and (iii) the nominees of the holders of Preferred Stock. In addition, subject to applicable fiduciary duties, in the event that any nominee of the holders of Preferred Stock reasonably believes that Mark Wright and another candidate for Chairman of the Board of Directors are equally qualified to serve in such capacity, such nominee shall vote to elect Mark Wright as Chairman of the Board of Directors, such agreement to continue until the earlier of Mark Wright's death, resignation, removal for "cause" (as defined in the 1996 Option Plan or the Company's Initial Public Offering).

                  (b) All certificates representing voting securities subject to this Section 3.2 shall bear a legend substantially similar to that set forth in
Section 3.4(b) setting forth notice of this voting agreement. All transferees of voting securities from the Preferred Holders and/or the Founders shall agree in writing to comply with this Section 3.2 as to the voting of such securities pursuant to this Agreement.

         3.3 Ownership. Each Founder represents and warrants that he is the sole legal and beneficial owner of the shares of Common Stock and/or rights to acquire Common Stock subject to this Shareholders Agreement and that no other person has any interest in such shares and/or warrants, including the power to vote such shares of Common Stock (whether by proxy, contract or otherwise).

         3.4 Legend. The Founders and/or the Preferred Holders, as applicable and severally, represent and warrant as follows:

                  (a) Each certificate representing shares of capital stock now or hereafter owned by a Founder or issued to any person in connection with a transfer pursuant to Section 3.1 hereof shall be endorsed with the following legend:

         THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN

         HOLDERS OF STOCK OF THE CORPORATION, SET FORTH IN A SHAREHOLDERS AGREEMENT DATED AS OF JULY 24, 1996, AS AMENDED AND RESTATED ON DECEMBER 31, 1997. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

                  (b) Each certificate representing shares of capital stock now or hereafter owned by a Founder or any Preferred Holder or issued to a transferee of any such stockholder shall be endorsed with the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION, SET FORTH IN A SHAREHOLDERS AGREEMENT DATED AS OF JULY 24, 1996, AS AMENDED AND RESTATED ON DECEMBER 31, 1997. COPIES OF THIS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

                  (c) Each Founder and each Preferred Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legends referred to in this Section to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

4. Notices. All notices, requests, consents and other communications hereunder (except as stated in the last sentence of this Section) shall be in writing and shall be personally delivered or mailed by first-class registered or certified mail, postage prepaid (return receipt requested):

         if to the Shareholder: at his address as set forth in Schedule 4 to this Agreement, marked for attention as there indicated, or at such other address as may have been furnished to the Company by him in writing

         with a copy to:                    Sherrard & Roe, PLC
                                            424 Church Street, Suite 2000
                                            Nashville, Tennessee 37219
                                            Attention: Donald I. N. McKenzie

         if to the Company:                 @Plan. Inc
                                            Three Landmark Square
                                            Suite 400
                                            Stamford, Connecticut 06901
                                            Attention: President
         with a copy to:                    Bass, Berry & Sims PLC
                                            2700 First American Center
                                            Nashville, TN 37238-2700
                                            Attention: J. Page Davidson

The financial statements and other reports required by Section 1.1 may be mailed by first-class regular mail.

5. Integration; Amendment and Waiver. This Agreement embodies the entire agreement and understanding between the Founders, the Preferred Holders and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of the Company, Preferred Holders holding in the aggregate, at least two-thirds (2/3) in interest of the outstanding Preferred Stock (voting together as a single class) and at least one of the Founders, provided, however, that no such amendment or waiver shall be effective against a Founder unless such Founder has consented in writing to such amendment or waiver.

6. Reorganization, Reclassification, Merger, and Consolidation. The Company will not effect any consolidation, merger, exchange of shares of capital stock, or sale of its assets, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation, merger, or exchange, or the company purchasing such assets shall assume, by written instrument executed and mailed or delivered to the Preferred Holders, an express assumption of the terms, conditions and obligations of this Agreement as if it has been a party hereto.

7. Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

8. Miscellaneous.

         8.1 This Agreement shall be constructed and enforced in accordance with the laws of the State of Tennessee without regard to its principles of conflicts of laws.

         8.2 This Agreement shall terminate upon the closing of the Company's Initial Public Offering, except that the provisions of Sections 1.2, 1.9, and 2 shall survive and continue in full force and effect in accordance with their terms.

         8.3 All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representative, successors and assigns of the parties hereto; provided, however, that, subject to the provisions of
Section 2.10
hereof, this Agreement may not be assigned by any party hereto without the prior written consent of the Company.

         8.4 Each Exhibit and Schedule to this Agreement is made a part of this Agreement as though set forth in full herein. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

         8.5 Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.

         8.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (Remainder of Page Intentionally Left Blank)

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Shareholders' Agreement effective as of the day and year first above written.

                                   @PLAN. INC

                                   By:  /s/ Mark Wright
                                        ----------------------------------------
                                        Mark Wright, Chairman

SHAREHOLDERS:

COMMON SHAREHOLDERS:

                                                                  Number of
                                                                    Shares
                                                                  ---------

/s/ Mark Wright
----------------------------------------                            250,000
Mark Wright

/s/ Gary Haynes
----------------------------------------                            250,000
Gary Haynes

PREFERRED SHAREHOLDERS:

                                                                                Number of Shares
                                                                   ---------------------------------------------
                                                                   Series A         Series B          Series C
                                                                   Preferred        Preferred         Preferred
                                                                   ---------        ---------         ---------

The Southern Venture Fund II, L.P.                                  200,000          900,000           166,667
By:      Its General Partner
         SV Partners II, L.P.

         By: /s/ Donald M. Johnston
             ----------------------------------------
                A General Partner

Richland Ventures, L.P.                                             200,000          900,000              0
By:      Its General Partner

         By: /s/ W. Patrick Ortale, III
             ----------------------------------------
                A General Partner

Blue Chip Capital Fund II Limited Partnership                          0                0              425,000
By:      Blue Chip Venture Company, Ltd.
         Its General Partner

         By: /s/ John H. Wyant
             ----------------------------------------
                A Manager

Miami Valley Venture Fund, L.P.                                        0                0              75,000
By:      Blue Chip Venture Company of Dayton,
         Ltd., Its Special Limited Partner

         By: /s/ John H. Wyant
             ----------------------------------------
                A Manager

/s/ Mark Wright                                                      5,000           22,500             3,000
-----------------------------------------------------
Mark Wright

/s/ Gary Haynes                                                     20,000           40,000            30,000
-----------------------------------------------------
Gary Haynes

Gary R. Haynes 1994 Charitable Remainder                               0             50,000               0
Unitrust

By: /s/ Gary Haynes
    -------------------------------------------------
Title:  Trustee

/s/ Roger J. Thomson                                                10,000           45,000            14,000
-----------------------------------------------------
Roger J. Thomson

/s/ Janice Wendell                                                  10,000           45,000            10,000
-----------------------------------------------------
Janice Wendell

/s/ Susan Russo                                                     25,000           11,250               0
-----------------------------------------------------
Susan Russo

/s/ Karl Spangenberg                                                    500             2,250             2,000
-----------------------------------------------------
Karl Spangenberg

Richland Ventures II, L.P.                                             0                0             1,000,000
By:     Its General Partner

        By: /s/ W. Patrick Ortale, III
            ------------------------------------------
            A General Partner

                      SCHEDULE 4 TO SHAREHOLDERS' AGREEMENT

Addresses for Notice Purposes:

                  The Southern Venture Fund II, L.P.
                  c/o Massey Burch Capital Corp.
                  310 25th Avenue North, Suite 105
                  Nashville, TN  37203
                  Attn:    Mr. Donald M. Johnston

                  Richland Ventures, L.P.
                  Richland Ventures II, L.P.
                  200 31st Avenue N., Suite 200
                  Nashville, TN  37203
                  Attn:    Mr. Jack Tyrrell
                           Mr. W. Patrick Ortale, III

                  Blue Chip Capital Fund II Limited Partnership
                  Miami Valley Venture Fund, L.P.
                  2000 PNC Center, 201 E. 5th Street
                  Cincinnati, Ohio 45202
                  Attn:    John H. Wyant

                  Mark K. Wright
                  @Plan. Inc.
                  Three Landmark Square, Suite 400
                  Stamford, CT 06901
                  Phone:   (203) 961-0340
                  Fax:     (203) 964-0136

                  Mr. Roger J. Thomson
                  c/o Donaldson, Lufkin & Jennette Securities Corporation 277 Park Avenue, 8th floor
                  New York, NY  10172
                  Phone:   (212) 892-2677
                  Fax:     (212) 892-8244

                  Ms. Janice Wendell
                  15 Inverarary Drive
                  Nashville, TN  37215
                  Phone:   (615) 665-2852
                  Fax:     (615) 665-2855

                  Ms. Susan Russo
                  @Plan. Inc.
                  Three Landmark Square, Suite 400
                  Stamford, CT 06901
                  Phone:   (203) 961-0340
                  Fax:     (203) 964-0136

                  Mr. Karl Spangenberg
                  @Plan. Inc.
                  Three Landmark Square, Suite 400
                  Stamford, CT 06901
                  Phone:   (203) 961-0340
                  Fax:     (203) 964-0136

                  Mr. Gary Haynes
                  c/o Ericson Marketing Communications
                  1130 8th Avenue South
                  Nashville, TN 37203
                  Phone: (615) 242-1050
                  Fax:     (615) 242-2276

                                                                       EXHIBIT 1



              DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY

                                    @PLAN.INC

                   AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
                             SHAREHOLDERS' AGREEMENT

         The Amended and Restated Shareholders' Agreement entered into as of the 31st day of December, 1997, by and among @plan.inc, a Tennessee corporation (the "Company") and the other persons signatories thereto is hereby amended as follows:

Sections 1.3(a) and (b) shall be replaced in their entirety by the following:

         1.3 Board Representation.

                  (a) The number of directors which constitutes the whole Board of Directors is seven (7). At the date hereof, the Company's Board of Directors will be comprised of seven (7) directors, four (4) of whom shall be designated by the Preferred Holders (the "Preferred Directors") and one (1) shall be Mark K. Wright. The Preferred Directors initially shall be Donald M. Johnston, W. Patrick Ortale, III, John H. Wyant and Cal Martin. Meetings of the Board of Directors shall be held not less frequently than quarterly.

                  (b) The Company agrees that the Board of Directors shall not consist of more than seven (7) members unless such number of directors is consented to by the holders of two-thirds (2/3) in interest of the Series A, Series B and Series C Preferred Stock, voting together as a single class. The Company shall reimburse the Preferred Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, in addition to the payment of directors' fees, if any, paid to other directors.

         Section 1.3 (c) shall not be amended.